Exhibit 99.1

Shiner International, Inc. Announces Fourth Quarter and Fiscal Year-End 2009 Financial Results

Haikou, CHINA - March 8, 2010 –Shiner International, Inc. (Nasdaq: BEST), an emerging global supplier of anti-counterfeiting and advanced packaging products, today announced financial results for the fourth quarter  and fiscal year-end December 31, 2009.

Financial Summary

Fourth Quarter Results

•	Total revenue in the fourth quarter 2009 was $10.8 million versus $8.7 million for the third quarter 2009 and $11.0 million for the fourth quarter of 2008.
•	Net income of $0.15 million versus $0.30 million in the third quarter of 2009, and up from a net loss of $0.37 million in the fourth quarter of 2008.
•	Earnings per share of $0.01 for the quarter, unchanged from the prior quarter, and up from $(0.02) in the 2008 fourth quarter.
•
On a non-GAAP basis, adjusted net income was $0.3 million, an increase from a net loss of $0.3 million in the comparable period in 2008 and adjusted earnings per share for the fourth quarter of 2009 was $0.01, versus $ (0.01) for the fourth quarter of 2008.

Year-end Results

•	Revenue was $34.5 million, compared to $51.6 million for 2008.
•	Earnings per share of $0.00 for 2009, versus $0.20 for 2008.
•	Net loss was of $0.1 million for 2009 compared to net income of $4.9 million for 2008.
•	On a non-GAAP basis, adjusted net income was $0.1 million for 2009 versus net income of $5.0 million for 2008.

Revenues and Earnings

Shiner's revenue for the three months ended December 31, 2009 increased 24% on a sequential basis from the quarter ended September 30, 2009, but was down 2% when compared to the same period in 2008.  The quarter to quarter increases in revenue related directly to increases in sales in two of Shiner's main business lines, including a 6.7% increase in coated film sales from $3.7 million for the fourth quarter compared to $3.5 million from the year ago period. Anti-counterfeit film sales, our biggest potential market, increased 77% to $2.5 million from the comparable period a year ago of $1.1 million. Revenue from BOPP tobacco film sales was $4.2 million for the quarter ended December 31, 2009, a decrease of 17.9% from the same period one year ago. Revenue from color printing decreased 62% to $0.4 million in the fourth quarter in 2009 from $1.1 million from the comparable period in 2008.

For the full fiscal year, Shiner's total revenues were $34.5 million, a decrease of 33% over fiscal 2008 revenue of $ 51.6 million.

International sales for the year ended December 31, 2009 totaled $10.4 million and accounted for 30.1% of Shiner's total revenues in comparison to $11.0 million, or 21.3%, for the year ended December 31, 2008.  A 5.4%, $0.6 million, decrease in international sales was primarily due to an 11.5% decrease in anti-counterfeit film sales.

Income from operations was $0.3 million for the 2009 fourth quarter compared to a $0.3 million loss in the same period of the prior year. Income from operations for the full fiscal year of 2009 was $0.2 million compared to $5.5 million for fiscal 2008.

For the fourth quarter of fiscal 2009, Shiner reported net income of $0.15 million which compared to a net loss of $0.4 million in the same period of the prior year. Adjusted net income was $0.3 million in the fourth quarter of fiscal 2009 compared to an adjusted net loss of $0.3 million in the fourth quarter of the prior year. Adjusted earnings per share were $0.01 for the fourth quarter of fiscal 2009 compared to an adjusted net loss of $0.01 for the fourth quarter of fiscal 2008.

Shiner had a net loss for 2009 of $0.1 million compared to net income of $4.9 million for fiscal 2008. Adjusted net income for the full fiscal year was $0.15 million, or $0.01 per share, compared with $5.0 million, or $0.20 per share in the prior year.

Operating cash flow totaled $4.2 million for the fourth quarter of fiscal 2009 and $6.7 million for the full year, up 2,396% and 171%, respectively, compared to $0.17 million and $2.5 million for the comparable 2008 periods. Total cash and cash equivalents as of December 31, 2009 were $3.1 million.

During 2009, Shiner repurchased 61,845 shares of its common stock on the open market (treasury shares) for $58,036.

Management Comments

Mr. Qingtao Xing, Shiner’s C.E.O., commented, “The recently enacted Food Safety Law is beginning to strengthen consumer confidence. A regional melamine scare located in the Guangdong Provence in early February of 2010 was handled promptly by government regulators and had no impact on consumer confidence. This minor flare-up highlights the work that is still required to meet consumer expectations for protection but demonstrates the government’s desire and will to provide for a safe food supply for the Chinese consumer. With the mild recovery of the global market, and growing consumer confidence in the Chinese domestic market, we are guardedly optimistic that consumption will continue to rebound.”

Commenting on Shiner's performance, Qingtao stated, “We are encouraged by the continued positive trends in revenue in the fourth quarter; our gross profit was positively impacted by improved product mix toward our higher margin products, anti counterfeit film and coated film, which resulted in our net income remaining unchanged from the previous quarter.  We are experiencing an increase of inquiries from food manufacturers on how to comply with the new food regulations enacted in June 2009. This renewed interest from manufacturers affects our entire breadth of products and we are confident this will lead to an overall improvement in our business.  We will complete construction of our new Hainan manufacturing facility in June 2010 at a total cost of $12 million with the facility expected to be fully operational in October. With the completion of this facility, Shiner will be well positioned to be the prime beneficiary of increased domestic consumption, a growing world economy, and increased market penetration through the recently enacted Food Safety Laws.  We believe that Shiner will continue to improve its revenue and net income and increase the value to our shareholders."

About Shiner International, Inc.

Shiner International is engaged in the research and development, manufacture and sale of flexible packaging material. Products include coated packaging film, shrink-wrap film, common packaging film, anti-counterfeit laser holographic film and color-printed packaging materials. The Company's flexible packaging products are used by manufacturers in the food and consumer products industry to preserve texture, flavor, hygiene, and convenience and safety of their products. The Company was founded in 1990 and is headquartered in Haikou China.

Approximately 69% percent of Shiner's current customers are located in China with the remainder spanning Southeast Asia, Europe, the Middle East and North America. Shiner holds 15 patents on products and production equipment, and has an additional eight patent applications pending. The Company's flexible packaging meets the approval of U.S. FDA requirements, as well as those required for food packaging sold in the EU. Shiner's product manufacturing process is certified under ISO 9001:2000. Additional information on Shiner International is available at www.shinerinc.com.

Safe Harbor Statements

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Shiner International, Inc.'s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Shiner's filings with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures

Shiner believe that "adjusted net income" and "adjusted earnings per share," when taken in conjunction with reported results, provide a useful measure of financial performance since they eliminate the impact of certain non-recurring, non-cash charges. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Additionally, the non-GAAP financial measures used by Shiner may not be comparable to non-GAAP financial measures used by other companies.  A reconciliation of GAAP to non-GAAP results is provided in the Financial Statements included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Shiner uses certain non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Shiner believes "adjusted net income" and "adjusted earnings per share," when used as a supplement to GAAP financial measures, provide a useful measure of financial performance since they eliminate the impact of certain non-recurring, non-cash charges. These non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends.

These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for or superior to, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.  Additionally, investors are advised that the non-GAAP financial measures used by Shiner may not be comparable to non-GAAP financial measures used by other companies.

Adjusted Net Income and Earnings Per Share For the Year Ended December 31, 2008

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net income (loss)	$153,720	$(374,339)	$(99,801)	$4,879,306

Adjustments to net loss:
Charge taken for options that were canceled in 2009	-	39,891	106,376	159,564
One-time discount given to major customer	135,586	-	135,586	-

Adjusted net income	$289,306	$(334,448)	$142,161	$5,038,870

Weighted average shares outstanding	24,597,435	24,650,000	24,622,204	24,650,000

Basic earnings per share, as adjusted	$0.01	$(0.01)	$0.01	$0.20

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Contact:

Shiner International, Inc.
Jeffrey T. Roney
C.F.O.
Email: jeffrey.roney@shinerinc.com
Phone : (434) 531 4146

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008

ASSETS

CURRENT ASSETS:
Cash & cash equivalents	$3,059,796	$3,816,454
Restricted cash	733,455	684,212
Accounts receivable, net of allowance for doubtful
accounts of $252,008 and $223,973	6,405,741	7,594,718
Advances to suppliers	3,192,211	3,677,890
Notes receivable	88,311	43,503
Inventory, net	8,320,624	7,079,390
Prepaid expenses & other current assets	299,694	1,283,650

Total current assets	22,099,832	24,179,817

Property and equipment, net	12,163,693	12,412,689
Construction in progress	6,582,805	32,265
Advance for purchase of equipment	-	1,531,590
Intangible assets, net	349,491	356,447

TOTAL ASSETS	$41,195,821	$38,512,808

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,667,835	$3,798,790
Other payables	4,487,587	145,507
Unearned revenue	234,543	161,516
Accrued payroll	138,826	39,979
Short term loan	3,227,400	3,884,197
Dividend payable	-	63,267

Total current liabilities	10,756,191	8,093,256

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Common stock, par value $0.001; 75,000,000 shares authorized,
24,650,000 shares issued and 24,588,155 shares outstanding at December 31, 2009
24,650,000 shares issued and 24,650,000 shares outstanding at December 31, 2008	24,650	24,650
Additonal paid-in capital	11,389,756	11,214,071
Treasury stock (61,845 shares)	(58,036)	-
Other comprehensive income	2,980,077	2,977,847
Statutory reserve	2,872,856	2,854,686
Retained earnings	13,230,327	13,348,298
Total stockholders' equity	30,439,630	30,419,552

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,195,821	$38,512,808

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2009  AND 2008

	2009	2008

Net Revenue	$34,516,827	$51,594,842

Cost of Revenue	29,925,504	42,026,145

Gross profit	4,591,323	9,568,697

Operating expenses
Selling expenses	1,822,239	1,839,846
General and administrative expenses	2,962,218	2,584,842
Total operating expenses	4,784,457	4,424,688

Income (loss) from operations	(193,134)	5,144,009

Non-operating income (expense):
Other income (expense), net	(156,220)	(43,336)
Subsidy income	443,893	469,234
Interest income	31,972	26,504
Interest expense	(165,135)	(113,486)
Exchange gain (loss)	51,304	(56,896)

Total non-operating income (expense)	205,814	282,020

Income before income tax	12,680	5,426,029

Income tax	112,481	546,723

Net income (loss)	(99,801)	4,879,306

Other comprehensive income
Foreign currency translation gain	2,230	1,593,456

Comprehensive Income (Loss)	$(97,571)	$6,472,762

Weighted average shares outstanding :
Basic	24,622,204	24,650,000
Diluted	24,622,204	24,650,000

Earnings per share:
Basic	$(0.00)	$0.20
Diluted	$(0.00)	$0.20

SHINER INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009  AND 2008

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(99,801)	$4,879,306
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	1,647,639	1,301,403
Amortization	6,952	6,835
Stock compensation expense for options issued to directors	175,685	159,568
Loss on disposal of assets	183,644	-
(Increase) / decrease in assets:
Accounts receivable	1,217,801	1,988,896
Inventories	(1,240,474)	(214,794)
Advances to suppliers	485,381	(970,766)
Other assets	953,758	(810,886)
Increase / (decrease) in current liabilities:
Accounts payable	(1,130,262)	(970,141)
Unearned revenue	72,981	(388,138)
Other payables	4,339,873	(1,532,111)
Accrued payroll	98,786	(4,110)
Tax and welfare payable	-	(971,743)

Net cash provided by operating activities	6,711,963	2,473,319

CASH FLOWS FROM INVESTING ACTIVITIES
Payment on (issuance of) notes receivable	(44,780)	(943)
Payments for property and equipment	(1,525,917)	(5,678,801)
Payments for construction in progress	(5,069,602)	(31,704)
Increase in restricted cash	(49,212)	(672,319)

Net cash used in investing activities	(6,689,511)	(6,383,767)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	3,227,400	3,774,309
Repayment of short-term loans	(3,883,795)	(822,528)
Purchase of treasury stock	(58,036)	-
Payment of offering costs	-	(99,000)
Dividend paid	(63,228)	(6,297)

Net cash provided by (used in) financing activities	(777,659)	2,846,484

Effect of exchange rate changes on cash and cash equivalents	(1,451)	272,984

NET DECREASE IN CASH & CASH EQUIVALENTS	(756,658)	(790,980)

CASH & CASH EQUIVALENTS, BEGINNING BALANCE	3,816,454	4,607,434

CASH & CASH EQUIVALENTS, ENDING BALANCE	$3,059,796	$3,816,454

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$165,136	$114,100
Income taxes paid	$90,913	$544,135
Transfer from construction-in-process to property and equipment	$-	$227,510